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                                                                    EXHIBIT 11.1


                            CENTURY ALUMINUM COMPANY
           STATEMENT RE: CALCULATION OF EARNINGS PER COMMON SHARE AND
                             COMMON SHARE EQUIVALENT
                    (in Thousands, Except Per Share Amounts)
                                   (Unaudited)


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
                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                     -------------------     -------------------
                                                      1997        1996        1997        1996
                                                     -------     -------     -------     -------
Primary:

            Net income                               $ 2,783     $ 6,390     $ 4,509     $15,569

       Weighted average common shares and common
       share equivalents outstanding                  20,233      20,082      20,228      21,601
                                                     -------     -------     -------     -------

       Earnings per common share and common
       share equivalent                              $  0.14     $  0.32     $  0.22     $  0.72
                                                     =======     =======     =======     =======


Fully Diluted:

            Net income                               $ 2,783     $ 6,390     $ 4,509     $15,569

       Weighted average common shares and common
       share equivalents outstanding                  20,233      20,103      20,228      21,612
                                                     -------     -------     -------     -------

       Earnings per common share and common
       share equivalent                              $  0.14     $  0.32     $  0.22     $  0.72
                                                     =======     =======     =======     =======
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